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                                                                    EXHIBIT 4.16

                                TRUSTEE AGREEMENT

      This TRUSTEE AGREEMENT (this "Trustee Agreement") is dated as of the 26th day of August, 2004, between AVONDALE MILLS, INC., an Alabama corporation (the "Company"), AVONDALE INCORPORATED, a Georgia corporation, and WACHOVIA BANK NATIONAL ASSOCATION, a national banking association (the "Trustee"), as Trustee. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the form of Floating Rate Senior Note of the Company attached hereto as Exhibit A.

      WHEREAS, the Company has issued $32,702,500.00 principal amount of its Floating Rate Senior Notes due July 1, 2012 (together with additional Floating Rate Senior Notes that may from time to time be added to this agreement, the "New Notes") pursuant to Exchange Agreements dated as of August 26, 2004 (the "Exchange Agreement"); and

      WHEREAS, the Company wishes to engage the Trustee to act, and the Trustee is willing to act, as Trustee, Registrar and Paying Agent with respect to the New Notes;

      NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      Section 1 Paying Agency.

      (a) There is hereby created a Payment Fund with the Trustee into which the Company shall deposit from time to time amounts necessary to fund its obligations under the New Notes.

      (b) On or prior to each due date of the principal and interest on the New Notes, the Company shall deposit with the Trustee a sum sufficient to pay such principal and interest when so becoming due.

      (c) On or prior to each due date of the principal and interest on the New Notes, the Company will also provide the Trustee with a calculation of amounts owing per $1,000 principal amount of New Notes and an instruction as to the date payment is to be made on the Notes. On such date for payment of amounts owing on the New Notes, the Trustee will wire the appropriate payments to the holders of Notes, as shown on the register as of the corresponding record date.

      (d) The Trustee shall not be obligated to make any payment hereunder unless (i) on or prior to the date and time of such payment, sufficient funds have been deposited into the Payment Fund and (ii) any indemnification then due and payable to the Trustee by the Company has been paid.

      Section 2 Registrar.

      (a) On the date hereof, the Company has delivered to the Trustee, a register of the New Notes subject to this Trustee Agreement.


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      (b) The Trustee hereby agrees that it will hereafter keep a register of the New Notes and of their transfer and exchange.

      (c) The Trustee acknowledges that, in addition to the New Notes made subject to this Trustee Agreement on the date hereof, additional Floating Rate Senior Notes of the Company are currently outstanding or may be issued by the Company from time to time, and the Company may, from time to time, inform the Trustee as to additional New Notes that are to be added to the register of New Notes and become subject to the terms of this Trustee Agreement.

      (d) The Trustee shall retain copies of all letters, notices and other written communications received from the holders of the New Notes. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Trustee.

      (e) The Company shall promptly deliver to the Trustee copies of any notices or waivers received by the Company from any holder of the New Notes that
(a) were issued prior to August __, 2004 and (b) are not included in the register of the New Notes.

      Section 3 Defaults and Remedies. An "Event of Default" occurs if:

      (a) the Company defaults in any payment of interest on the New Notes when the same becomes due and payable, and such default continues for a period of 30 days;

      (b) the Company (i) defaults in the payment of the principal of the New Notes when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise or
(ii) fails to redeem or purchase the New Notes when required pursuant to the terms hereof;

      (c) the Company or the Guarantor fails to comply with Section 4 of the New Notes;

      (d) the Company fails to comply with Section 3 of the New Notes and such failure continues for 30 days after the notice specified below;

      (e) the Company or the Guarantor fails to comply with any of its agreements set forth in the New Notes (other than those referred to in clause
(a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below;

      (f) Indebtedness of the Company, the Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000 or its foreign currency equivalent;

      (g) the Company, the Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

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                  (1) commences a voluntary case;

                  (2) consents to the entry of an order for relief against it in an involuntary case;

                  (3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

                  (4) makes a general assignment for the benefit of its
            creditors; or

                  (5) takes any comparable action under any foreign laws
            relating to insolvency;

            (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (1) is for relief against the Company, the Guarantor or any
            Significant Subsidiary in an involuntary case;

                  (2) appoints a Custodian of the Company, the Guarantor or any
            Significant Subsidiary or for any substantial part of its property;

                  (3) orders the winding up or liquidation of the Company, the
            Guarantor or any Significant Subsidiary; or

                  (4) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

            (i) any judgment or decree for the payment of money in excess of $10,000,000 or its foreign currency equivalent at the time is entered against the Company, the Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed within 10 days after the notice specified below; or

            (j) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Guaranty) or the Guarantor denies or disaffirms its obligations under the Guaranty.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

      A Default under clauses (d), (e) or (i) is not an Event of Default until the Trustee or holders of at least 25% in principal amount of the outstanding New Notes at the time of such Default notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

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      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clause (f) or (j) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause
(d), (e) or (i), its status and what action the Company is taking or proposes to take with respect thereto.

            Section 4 Acceleration, Waivers of Past Defaults, Waiver of Stay or Extension Laws, Right to Receive Payment.

            (a) Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 11(g) or (h) of the New Notes with respect to the Company or the Guarantor), the Trustee by written notice to the Company, or the holders of at least 25% in principal amount of the New Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on the New Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 11(g) or (h) with respect to the Company or the Guarantor occurs, all principal of and interest on the New Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the holder. The holders of a majority in principal amount of the New Notes may by notice to the Company rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

            (b) Waiver of Past Defaults. The holders of a majority in principal amount of the New Notes by notice to the Company may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a New Note or (ii) a Default in respect of a provision that under Section 10(b) of the New Notes cannot be amended without the consent of each holder of New Notes affected. A Default in respect of a provision that requires the consent of 75% of the outstanding aggregate principal amount of the New Notes to any amendment may only be waived by the holders of 75% of the outstanding aggregate principal amount of the New Notes. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

            (c) Right to Receive Payment. Notwithstanding any other provision of the New Notes, the right of a holder of the New Notes to receive payment of principal of and interest on the New Notes, on or after the respective due dates expressed in the New Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder

            (d) Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance under the New Notes; and the Company (to the extent that it may lawfully do so) hereby

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      expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power granted to a holder by the New Notes, but shall suffer and permit the execution of every such power as though no such law had been enacted.

            (e) When New Notes Disregarded; Registered Securities. In determining whether the holders of the required principal amount of New Notes have concurred in any direction, waiver or consent, New Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding. Also, subject to the foregoing, only New Notes outstanding at the time shall be considered in any such determination. For all purposes for the New Notes, any New Notes sold pursuant to a Registration Rights Agreement shall be considered the same class or series as the New Notes.

            Section 5 Control by Majority.

      The holders of a majority in principal amount of the New Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the New Notes or that the Trustee determines is unduly prejudicial to the rights of other holders of the New Notes or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

            Section 6 Limitation on Suits. A holder of New Notes may not pursue any remedy with respect to the New Notes unless:

            (a) the holder gives to the Trustee written notice stating that an Event of Default is continuing;

            (b) the holders of at least 25% in principal amount of the New Notes make a written request to the Trustee to pursue the remedy;

            (c) such holder or holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

            (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

            (e) the holders of a majority in principal amount of the New Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

      A holder of New Notes may not use its Note to prejudice the rights of another holder of New Notes or to obtain a preference or priority over another holder of New Notes.

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            Section 7 Rights of Holders to Receive Payment.


      The right of a holder of New Notes to receive payment of principal of and interest on the New Notes, on or after the respective due dates expressed in the New Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

            Section 8 Collection Suit by Trustee.

      If an Event of Default specified in Section 11(a) or 11(b) of the New Notes occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 31 of the New Notes and Section 17 of this Trustee Agreement.

            Section 9 Trustee May File Proofs of Claim.

      The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the holders of the New Notes allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Trustee Agreement.

            Section 10 Priorities.

            (a) If the Trustee collects any money or property following an Event of Default, it shall pay out the money or property in the following order:

      FIRST: to the Trustee for amounts due under the Trustee Agreement or the New Notes;

      SECOND: to holders of Senior Indebtedness of the Company, including the holders of the New Notes for amounts due and unpaid on the New Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the New Notes for principal and interest, respectively;

      THIRD: to holders of all Senior Subordinated Indebtedness; and

      FOURTH: to the Company.

            (b) The Trustee may fix a record date and payment date for any payment to holders of New Notes pursuant to this Section. At least 15 days before such record date,

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      the Company shall mail to each holder of New Notes and the Trustee a notice that states the record date, the payment date and amount to be paid.

            Section 11 Undertaking for Costs.

      In any suit for the enforcement of any right or remedy under the New Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 7 or a suit by holders of more than 10% in principal amount of the New Notes.

            Section 12 Duties of Trustee.

            (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers set forth in the Note and the Trustee Agreement and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

            (b) Except during the continuance of an Event of Default:

                  (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Note and the Trustee Agreement and no implied covenants or obligations shall be read into this Trustee Agreement against the Trustee; and

                  (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements set forth in the Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of the Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

            (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

                  (i) this paragraph does not limit the effect of paragraph (b)
            of this Section;

                  (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

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                  (iii) the Trustee shall not be liable with respect to any
            action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.

            (d) Every provision of the New Notes that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 12.

            (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

            (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

            (g) No provision of this Trustee Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

            (h) Every provision of this Trustee Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 12.

            Section 13 Rights of Trustee.

            (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

            (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or Opinion of Counsel.

            (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

            (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee's conduct does not constitute willful misconduct or negligence.

            (e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to the New Notes and the Trustee Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

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            (f) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers' Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

            (g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the New Notes at the request or direction of any of the holders of the New Notes, unless such holders of the New Notes shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

            Section 14 Individual Rights of Trustee.

      The Trustee in its individual or any other capacity may become the owner or pledgee of New Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Trustee, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 20 and 21.

            Section 15 Trustee's Disclaimer.

      The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the New Notes, and it shall not be responsible for any statement of the Company in the New Notes or in any document issued in connection with the sale of the New Notes.

            Section 16 Notice of Defaults.

      If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to the holder notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of or interest on the New Notes (including payments pursuant to the mandatory redemption provisions of the New Notes), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the New Notes.

            Section 17 Compensation and Indemnity.

            (a) The Company shall pay to the Trustee from time to time compensation for its services as the Company and the Trustee shall from time to time agree in writing. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents and counsel. The Company shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys' fees) incurred by it in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the

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      Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own willful misconduct, negligence or bad faith.

            (b) To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the New Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular New Notes.

            (c) The Company's payment obligations pursuant to this Section shall survive the discharge of the New Notes. When the Trustee incurs expenses after the occurrence of a Default specified in Section 11(g) or (h) of the New Notes with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

            Section 18 Replacement of Trustee.

            (a) The Trustee may resign at any time by so notifying the Company. The holders of a majority in principal amount of the New Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

                  (i) the Trustee fails to comply with Section 20;

                  (ii) the Trustee is adjudged bankrupt or insolvent;

                  (iii) a receiver or other public officer takes charge of the
            Trustee or its property; or

                  (iv) the Trustee otherwise becomes incapable of acting.

            (b) If the Trustee resigns, is removed by the Company or by the holders of a majority in principal amount of the New Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

            (c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Note. The successor Trustee shall mail a notice of its succession to the holders of the New Notes.

            (d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the New Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

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            (e) If the Trustee fails to comply with Section 20, any holder of
New Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

            Section 19 Successor Trustee by Merger.

            (a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

            Section 20 Eligibility; Disqualification.

      The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

            Section 21 Preferential Collection of Claims Against Company.

      The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

            Section 22 Consent to Jurisdiction and Service.

      The Company hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of Georgia and of any Federal court located in said State in connection with any actions or proceedings brought against the Company (or any of them) by the Trustee arising out of or relating to this Trustee Agreement. In any such action or proceeding, the Company each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 8 hereof.

            Section 23 Waiver of Jury Trial.

      THE PAYING AGENT AND THE COMPANY HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS TRUSTEE AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

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            Section 24 Force Majeure.

      The Trustee shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

            Section 25 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

                  if to the Company:

                  Avondale Mills, Inc.
                  506 South Broad Street
                  Monroe, Georgia  30655
                  Attn:  Chief Financial Officer

                  if to the Trustee, Registrar or Paying Agent:

                  Wachovia Bank, National Association
                  191 Peachtree Street, 23rd Floor
                  Atlanta, Georgia  30303
                  Attn: Corporate Trust Department

      The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

            Section 26 Miscellaneous.

                  (i) Binding Effect; Successors. This Trustee Agreement shall be binding upon the respective parties hereto and their successors and assigns.

                  (ii) Modifications. This Trustee Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Trustee Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Trustee Agreement on one occasion shall not constitute a waiver of the other terms of this Trustee Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Trustee Agreement may not be signed by means of an e-mail address.

                  (iii) Governing Law. THIS TRUSTEE AGREEMENT SHALL BE GOVERNED
            BY AND CONSTRUED IN ACCORDANCE WITH THE

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            INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO APPLICABLE
            PROVISIONS OF CONFLICTS OF LAW TO THE EXTENT THAT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                  (iv) Severability. Any provision of this Trustee Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Trustee Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Trustee Agreement.

                  (v) Counterparts. This Trustee Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has caused this Trustee Agreement to be duly executed and delivered in its name and on its behalf as of the 26th day of August, 2004.

                                       AVONDALE MILLS, INC.

                                       By:_________________________________
                                          Name:
                                          Title:

                                       AVONDALE INCORPORATED

                                       By:_________________________________
                                          Name:
                                          Title

                                       WACHOVIA BANK, NATIONAL
                                       ASSOCIATION, as Trustee

                                       By:_________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                                FORM OF NEW NOTE